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                                                               EXHIBIT 12
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                                                               EXHIBIT 12
                           MARSHALL & ILSLEY CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000's)
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
                                                     Three
                                                     Months
                                                      Ended                     Years Ended December 31,
                                                    March 31,   ----------------------------------------------------------
Earnings:                                              1998        1997        1996        1995        1994        1993
                                                    ----------  ----------  ----------  ----------  ----------  ----------
  Earnings before income taxes, extraordinary
   items and cumulative effect of changes
    in accounting principles                      $   113,932 $   370,251 $   313,141 $   299,879 $   167,803 $   264,584

  Fixed charges, excluding interest on deposits        46,508     159,977     113,515     108,683      77,074      47,905
                                                    ----------  ----------  ----------  ----------  ----------  ----------
      Earnings including fixed charges but
        excluding interest on deposits                160,440     530,228     426,656     408,562     244,877     312,489

  Interest on deposits                                134,302     429,805     360,838     331,734     255,861     272,100
                                                    ----------  ----------  ----------  ----------  ----------  ----------
      Earnings including fixed charges and
        interest on deposits                      $   294,742 $   960,033 $   787,494 $   740,296 $   500,738 $   584,589
                                                    ==========  ==========  ==========  ==========  ==========  ==========

Fixed Charges:

  Interest Expense:

    Short-term borrowings                         $    29,896 $   108,398 $    62,071 $    47,740 $    39,681 $    18,010

    Long-term borrowings                               14,072      41,420      42,808      53,709      30,537      23,088

    One-third of rental expense for all operating
      leases (the amount deemed representative
      of the interest factor)                           2,540      10,159       8,636       7,234       6,856       6,807
                                                    ----------  ----------  ----------  ----------  ----------  ----------
    Fixed charges excluding interest on deposits       46,508     159,977     113,515     108,683      77,074      47,905

    Interest on deposits                              134,302     429,805     360,838     331,734     255,861     272,100
                                                    ----------  ----------  ----------  ----------  ----------  ----------
    Fixed charges including interest on deposits  $   180,810 $   589,782 $   474,353 $   440,417 $   332,935 $   320,005
                                                    ==========  ==========  ==========  ==========  ==========  ==========
Ratio of Earnings to Fixed Charges:

  Excluding interest on deposits                         3.45 x      3.31 x      3.76 x      3.76 x      3.18 x      6.52 x

  Including interest on deposits                         1.63 x      1.63 x      1.66 x      1.68 x      1.50 x      1.83 x

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